UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 16, 2011
REINSURANCE GROUP OF AMERICA, INCORPORATED
(Exact Name of Registrant as Specified in its Charter)

Missouri (State or other jurisdiction of incorporation)	1-11848 (Commission File Number)	43-1627032 (IRS Employer Identification Number)
1370 Timberlake Manor Parkway
Chesterfield, Missouri 63017
(Address of principal executive offices)

Registrant’s telephone number, including area code: (636) 736-7000
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04.	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation Under an Off-Balance Sheet Arrangement.
As previously reported in the Company’s Current Report on Form 8-K filed on February 16, 2011, the Company announced the redemption of warrants that are a component of outstanding Preferred Income Equity Redeemable Securities (PIERS) units. The units also include a preferred security issued by RGA Capital Trust I, having a stated liquidation amount of $50, representing an undivided beneficial ownership interest in the assets of the Trust, which consists solely of junior subordinated debentures issued by the Company, each of which has a principal amount at maturity of $50, a stated maturity of March 18, 2051 and, at any time, an accreted value as described below.
As of February 16, 2011, there were 4,499,800 units outstanding, and the nominal value of the preferred securities is $224,990,000 and the accreted value is $159,440,003.
The “accreted value” of a preferred security is equal to the accreted value of a debenture, which is equal to the sum of the initial purchase price of the preferred security component of each unit (or $35.13) plus accrual of discount calculated from December 18, 2001 to the date of calculation at the all-in-yield rate of 8.25% per annum through December 15, 2050 minus accrual of interest on the principal amount of the debentures (or $50) at the rate of 5.75%, in each case, on a quarterly bond equivalent yield basis using a 360-day year of twelve 30-day months until that sum equals $50 on December 15, 2050.
In connection with the Company’s notice of redemption of the warrants, the Company is seeking a remarketing of all the preferred securities at a price of no less than 100% of their accreted value. If the remarketing (scheduled for March 1, 2011) is successful, the accreted value of the preferred security will be equal to $35.44 on March 3, 2011, the day next preceding the remarketing settlement date, and will remain fixed until the maturity date (which would be June 5, 2011).
If the warrant holder chooses to exercise the warrant and is a unit holder that has not opted out of the remarketing, the proceeds from a successful contemporaneous remarketing of the related preferred security will be applied to satisfy in full the exercise price of the warrant. The remarketing settlement date and the optional redemption date (March 4, 2011) will be three business days after the remarketing date (March 1, 2011).
Also in connection with the remarketing:
•	the adjusted maturity of the debentures (and, as a result, the adjusted redemption date of the preferred securities) will become June 5, 2011, which is 93 days following the remarketing settlement date;

•	the amount due at the adjusted maturity date of a debenture will be $35.44, which is the accreted value of the debenture on March 3, 2011, the day next preceding the remarketing settlement date (and, as a result, the amount due on June 5, 2011 with respect to a preferred security will be $35.44, which will be the accreted value of a preferred security on March 3, 2011); and

•	on March 4, 2011, which is the remarketing settlement date, the debentures will have an interest rate on their accreted value (and, as a result, the preferred securities will have a distribution rate on their accreted value) equal to the rate established in the remarketing.
If the remarketing agent is unable to remarket the preferred securities when required for any reason, a “failed remarketing” will have occurred. If a failed remarketing occurs:

•	beginning on March 4, 2011, which is the third business day after such date, interest will accrue on the accreted value of the debentures, and distributions will accumulate on the accreted value of the preferred securities;

•	the interest rate on the accreted value of debentures will be 10.25% per annum and, as a result, the distribution rate on the accreted value of the preferred securities will adjust correspondingly;

•	the stated maturity of the accreted value of the debentures (and, as a result, the final distribution date for the preferred securities) will become June 5, 2011, which is the date which is 93 days after the failed remarketing settlement date; and

•	the Company will no longer have the option to defer interest payments on the debentures.
Further information regarding the PIERS units and the related warrants and Preferred Securities is contained in the Company’s Current Report on Form 8-K filed on February 15, 2011.
Item 8.01 Other Information.
On February 16, 2011, the Company issued a press release confirming that the special record date for payment of accumulated and unpaid distributions on the preferred securities on the March 4, 2011 remarketing settlement date will be March 3, 2011, the prior business day. As a result, accumulated and unpaid distributions on the preferred securities from and including December 15, 2010, which is the immediately preceding distribution date to, but excluding, March 4, 2011, will be payable to holders of record as of March 3, 2011. A copy of the press release is filed as Exhibit 99.1 to this Form 8-K, and is incorporated herein by reference.
The Company is also filing as Exhibits 99.2 and 99.3 the respective notices of redemption and notice of remarketing sent to holders of its Trust Preferred Income Equity Redeemable Securities (“PIERS Units”) and any separately held warrants or preferred securities, which exhibits are incorporated by reference herein.
Item 9.01 Financial Statements and Exhibits.
(d)      Exhibits.
See Exhibit Index.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

REINSURANCE GROUP OF AMERICA, INCORPORATED
Date: February 17, 2011	By:	/s/ Todd Larson
Todd Larson
Executive Vice President, Treasurer & Corporate Finance

Exhibit Index

99.1	Press Release regarding Special Record Date.

99.2	Notice of Redemption dated February 16, 2011.

99.3	Notice of Remarketing dated February 16, 2011.